Exhibit 23.4
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of Verso Technologies, Inc. of our report dated October 1, 2004 relating to the consolidated financial statements of Verilink Corporation as of July 2, 2004 and for each of the two years in the period ended July 2, 2004, which appears in the Current Report on Form 8-K dated August 31, 2006. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
Birmingham, Alabama
June 19, 2007